Exhibit 10
[FEBRUARY 16, 2007 LETTER AGREEMENT WITH PETER C. MONSON]
February 16, 2007
Peter C. Monson
Psychemedics Corporation
125 Nagog Park
Suite 200
Acton, MA 01720
Dear Peter:
          This letter will serve as an Agreement (the “Agreement” or “letter Agreement”) between you and Psychemedics Corporation (the “Company”), concerning the terms and conditions of your separation from employment.
          1. You and the Company have agreed that your employment with the Company will terminate effective with the close of business on March 31, 2007 (the “Termination Date”).
          2. On or before the Termination Date the Company will pay you your accrued salary and all accrued vacation through the Termination Date. Effective on the Termination Date, provided that you have faithfully performed your obligations as CFO of the Company through the Termination Date, including the preparation execution and filing of the Company’s Form 10-K and Proxy Statement and related certificates, the Company will begin to pay you severance in the form of continuation of your current base salary for a period of fourteen weeks through the week ending July 7, 2007. (The period from April 1, 2007 through July 7, 2007 is hereafter sometimes referred to as the “Severance Period”). Such payments will be made when the Company normally makes its payments of payroll and shall be subject to all required tax withholding and withholding for any permitted employee benefits in which you have chosen to participate. In addition, the Company will continue to contribute its share of your health insurance premiums during the Severance Period and will reimburse you for such payments as you are required to make to maintain your existing coverage under the Title X of the Consolidated Omnibus Budget Reconciliation Act of 1988 as amended (COBRA) for the period from the expiration of the Severance Period through September 30, 2007 (the “COBRA Reimbursement Period”). The Company will provide to you the appropriate forms and instructions necessary to allow you, effective as of the expiration of the Severance Period, to participate in the continuation of benefit plans in accordance with the terms of COBRA. All payments provided for in this Section 2, other than the payment for accrued salary and vacation, are hereafter sometimes referred to as the “Severance Benefits”.
          3. If, during the Severance Period or the COBRA Reimbursement Period, you accept full time employment with health benefits from another employer, the Company will no longer be obligated to maintain your coverage under the Company’s health plan or to make payments of health insurance premiums on your behalf. By signing this Agreement you represent to the Company that you will promptly inform the Company, in the event that you accept such full time employment with benefits. You acknowledge that your failure to so notify the Company, may result in an action by the Company, to recover monies paid to you in violation of the terms of this Agreement.
          4. In consideration of the promises made by the Company, to you in this Agreement, you hereby fully and finally forever discharge the Company, from any and all claims, causes of actions and/or liabilities of any type in law or in equity arising out of any circumstances concerning your employment with the Company, and/or termination of employment from the Company, whether known or unknown and/or asserted or unasserted, including, but not limited to, claims that have been or could have been asserted under Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Civil Rights Act of 1991, The Family and Medical Leave Act of 1993, The Employee Retirement Income Security Act, The Rehabilitation Act of 1973, The Americans With Disabilities Act of 1990 and/or any other state, federal or municipal employment

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statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, religion, handicap, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to implied or expressed employment contracts, defamation, public policy or tort claims, and common law claims, or pursuant to any other theory or claim whatsoever, arising out of or related to your employment with the Company, and/or your termination of employment from the Company, and/or any other occurrence from the beginning of time to the date of this Agreement, whether presently asserted or otherwise, and it is expressly understood that this Agreement is a General Release of any and all claims that you may have against the Company related to your employment or the termination thereof, except that nothing in this General Release shall act as a release of any rights to indemnification you may have under the Company’s By Laws, any rights under any written pension or welfare plan or under any currently effective written stock option agreement or as a release of any claims for breach of this Agreement.
          5. You agree that you are entering into this letter Agreement of your own free will in order to receive the payments and benefits described above. You understand that the Company would not provide Severance Benefits to you without your voluntary consent to this letter Agreement and the fulfillment of the promises contained herein.
          6. You agree not to make any statement, oral or written, publicly or in private, which is reasonably foreseeable as harming the company’s reputation as an employer, or impacts negatively on the Company’s business reputation or its reputation in the community. Any violation of this paragraph will be deemed a breach of this letter Agreement obligating you to return immediately all of the Severance Benefits paid to you under the terms of this letter Agreement.
          7. You hereby represent that, on or before the Termination Date, you will return all documents, records and property of any kind in your possession or control that belong to the Company and will resign as CFO, Treasurer, Assistant Secretary and from any other positions with the Company.
          8. You will be afforded at least twenty-one (21) days to consider the meaning and effect of this letter Agreement. You may wish to consult with an attorney and you acknowledge that you have had the opportunity to do so. Any changes to the offer, whether material or otherwise, do not restart the running of the 21-day consideration period.
          9. You may revoke this letter Agreement for a period of seven (7) days following the day you execute this letter Agreement. Any revocation within this period must be submitted, in writing, to me and must state, “I hereby revoke my acceptance of the letter Agreement.” The revocation must be personally delivered to me or mailed, postage prepaid, to me at Psychemedics Corporation, 125 Nagog Park, Suite 200, Acton, MA 01720 and must be postmarked within seven (7) days after the date on which you sign this letter Agreement. This letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     10. You confirm that no claim, charge, complaint or action arising out of the termination of your employment exists in any forum or form. In the event that such claim, charge, complaint or action is filed, you shall not be entitled to recover any relief or recovery there from, including costs and attorneys’ fees.
          11. This letter Agreement may not be modified, altered or changed except upon signed written consent of both parties.
     12. This letter Agreement represents the complete Agreement between you and the Company, and fully supersedes any prior Agreements or understandings between the parties pertaining to the subject matter hereof. You acknowledge that you remain subject to the non-disclosure obligations set forth in paragraphs 3 and 4 of the November 17, 2003 letter agreement between you and the Company. You acknowledge that you have not relied on any representations, promises, or Agreements of any kind made to you in connection with your decision to sign this letter Agreement, except those set forth herein.
          13. This letter Agreement will be interpreted under the laws of the Commonwealth of Massachusetts. If any provision of this letter Agreement is declared illegal or unenforceable, excluding the

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general release language in paragraph 4, such provision shall immediately become null and void, leaving the remainder of this letter Agreement in full force and effect. However, if any portion of the general release language in paragraph 4 is ruled to be unenforceable for any reason, you shall return all of the Severance Benefits paid to you under the terms of this letter Agreement immediately to me or my designee at the Company.
          The Company, would like to extend to you its appreciation for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

Psychemedics Corporation

By:	/s/ Raymond C. Kubaki, Jr.
Raymond C. Kubacki, Jr.
I have been advised in writing that I have at least twenty-one (21) days to consider this Agreement and to consult with an attorney prior to execution of this letter Agreement.
I agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.
Having elected to execute this letter Agreement, to fulfill the promises set forth herein, and to receive thereby the severance benefits set forth in Paragraph No. 2 above, I freely and knowingly, and after due consideration, enter into this letter Agreement intending to waive, settle and release all claims I have or might have against Psychemedics Corporation.

Date: February 16, 2007	Signature:	/s/ Peter C. Monson
Peter C. Monson

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